UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   JAMES W. CALLAWAY
   175 East Houston Street
   TX, San Antonio 78205-2233
2. Issuer Name and Ticker or Trading Symbol
   SBC Communications Inc. (SBC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   3/10/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Group President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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Common Stock        |3/10/ |      |J   |V|11700.000         |A  |0.000      |56545.574          |D     |                           |
                    |2003  |      |1   | |                  |   |           |                   |      |                           |
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Common Stock        |      |      |    | |                  |   |           |21234.950          |I     |By 401(k)                  |
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Common Stock        |3/10/ |      |J   |V|11700.000         |D  |0.000      |                   |I     |By benefit plans           |
                    |2003  |      |1   | |                  |   |           |                   |      |                           |
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Common Stock        |3/10/ |      |F   | |4327.815          |D  |19.350     |603.673            |I     |By benefit plans           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |      |      |    | |                  |   |           |40123.000          |I     |By Joint Trust 2           |
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Common Stock        |      |      |    | |                  |   |           |1137.616           |I     |By PAYSOP                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Restated to reflect shares held through company benefit plan that were distributed to reporting person and are now owned directly.
2. James and Paula Callaway Revocable Trust
SIGNATURE OF REPORTING PERSON
JAMES W. CALLAWAY
By: Joy Rick, Attorney-in-fact for James W. Callaway
DATE
3/12/2003